EMPLOYMENT SECURITY AGREEMENT

This Employment Security Agreement (the “Agreement”) is entered into as of this September 13, 2010 by and between APAC Customer Services, Inc. (the “Employer”) and Kevin T. Keleghan (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed by the Employer as its President and Chief Executive Officer;

WHEREAS, in the event of a change in control of the Employer, the Employer desires to provide certain security to the Employer and the Executive, and to retain the Executive’s continued devotion of the Executive’s business time and attention to the Employer’s affairs; and

WHEREAS, the Executive and the Employer desire to enter into this Agreement, which sets forth the terms of the security the Employer is providing the Executive with respect to the Executive’s employment in the event of a change in control of the Employer;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Base Salary” shall mean the higher of the Executive’s annual base salary at the rate in effect on (i) the date of a Change in Control, or (ii) the date the Executive’s Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder.

(b) “Bonus” shall mean the bonus based on the Executive’s Base Salary that is payable to the Executive under the Employer’s annual incentive bonus plan, as in effect from time to time or under a successor annual incentive plan, at the target payout level in effect on the date the Executive’s Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder or on the date of a Change in Control, whichever produces a greater result.

(c) “Cause” shall exist only if:

(i) The Executive is grossly negligent or engages in gross misconduct in the performance of his employment duties;

(ii) The Executive willfully disobeys the lawful directions received from the Employer or from the person to whom the Executive directly reports or of established policies of the Employer; or

(iii) The Executive commits a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Employer;

provided, prior to any termination for Cause under clause (ii), the Executive shall have ten (10) days within which to cure (and which is not so cured) following written notice to the Executive from the Board of the grounds, with particularity, for such Cause termination.

For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” if it is done or omitted in good faith and with a reasonable belief that such conduct was in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been given to the Executive notice of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) finding that Cause exists, after reasonable (in view of the conduct constituting Cause) notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board; provided, any action by the Board to relieve Executive of any of his duties, following such notice during the period such hearing is pending, shall not constitute a termination of his employment without Cause.

(d) “Change in Control” shall mean any of the following events:

(i) A tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Employer;

(ii) The Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Employer, as the same shall have existed immediately prior to such merger or consolidation;

(iii) The Employer shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate;

(iv) As the result of, or in connection with, any contested election for the Board of Directors of the Employer, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Employer before the Transaction shall cease to constitute a majority of the Board of Directors of the Employer, or any successor thereto; or

(v) A person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by the Employer, shall acquire more than 50% of the outstanding voting securities of the Employer (whether, directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

Notwithstanding the foregoing, (A) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Employer, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the “Schwartz Entities”) do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (B) if the Schwartz Entities control, directly or indirectly, less than twenty-seven (27%) percent of the Employer’s voting securities while it is a public company, then “33-1/3%” shall be substituted for “50%” in clauses (i) and (v) of this Section 2(d), and “66-2/3%” shall be substituted for “50%” in clause (ii) of this Section 2(d).

(e) “Disability” shall mean, to the extent such term is not defined in an Employment Agreement, if any, a physical or mental condition that entitles the Executive to benefits under the Employer-sponsored long term disability plan in which the Executive participates.

(f) “Employment” shall mean being in the employ of the Employer.

(g) “Employment Agreement” shall mean a written agreement between the Executive and the Employer covering the terms and conditions of Executive’s employment with the Employer.

(h) “Good Reason” shall exist if, after notice by the Executive within 30 days of the existence of one of the following conditions, such notice given to the Employer and providing a thirty (30) day opportunity by the Employer to cure (during which it does not cure the condition):

(i) The principal place of work (not including regular business travel) is relocated by more than fifty (50) miles;

(ii) The Executive’s duties, responsibilities or authority as an executive employee are materially reduced or diminished from those in effect immediately prior to a Change in Control without the Executive’s written consent;

(iii) Executive’s base salary or target bonus opportunity is reduced; or

(iv) The Employer violates the material terms of this Agreement, or an employment agreement, if any.

2. Term. The term of this Agreement shall be the period commencing on the effective date first set forth above and terminating on the date the Executive’s employment with the Employer is terminated; provided that, if the Executive’s employment is terminated not more than six (6) months prior to and in anticipation of a Change in Control, or on or following a Change in Control, under the circumstances described in Section 3, the term shall continue in effect until all payments and benefits have been made or provided to the Executive hereunder.

In the event of a liquidation, dissolution, consolidation or merger of the Employer or transfer of all or a significant portion of its assets, Employer will cause a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred to assume (either by operation of law or otherwise) all duties and obligations of the Employer under this Agreement and any employment agreement.

3. Benefits Upon Termination of Employment. If (i) the Employer terminates the Executive’s Employment without Cause (w) not more than six (6) months prior to and in anticipation of a Change in Control or (x) coincident with or at any time within 12 months following a Change in Control; or (ii) the Executive terminates the Executive’s Employment by resignation due to an event constituting Good Reason which event occurs (y) not more than six (6) months prior to and in anticipation of a Change in Control or (z) coincident with or at any time within 12 months following a Change in Control, the Executive shall be entitled to receive the following:

(a) Severance Pay. The Employer shall pay to the Executive an amount equal to the sum of (i) twenty-four (24) months of the Executive’s Base Salary plus (ii) two (2) times the Executive’s Bonus. Subject to Subsection (d) below, payment shall be made in a lump sum within thirty (30) days after termination of the Executive’s Employment.

(b) Stock Options. To the extent the Executive has any outstanding option or options to purchase common stock of the Employer as of the date of the Change in Control, the exercisability of such options shall be determined in accordance with the terms of the Employer’s stock option plan then in effect, and/or a written agreement entered into by the Employer and the Executive, which covers the terms and conditions of the exercise of such option or options. Notwithstanding the foregoing, in no event shall the accelerated vesting (i) with respect to stock options be less than 50% upon the occurrence of a Change in Control of the unvested stock options by tranche and 100% with respect to a termination of employment by the Company without Cause or by the Executive with Good Reason within 24 months after the Change in Control and (ii) with respect to restricted stock be less than 100% upon the occurrence of a Change in Control.

(c) Health Benefits. The Employer shall provide to the Executive, the Executive’s spouse or beneficiary continued medical, dental, life, disability coverages and such other benefits as provided under any other welfare plans or programs in which he participated immediately prior to his termination for a period of eighteen (18) months on the same basis as provided to other employees as of the date of termination. Following such period, the Employer shall make available to such persons any benefit continuation or conversion of rights otherwise provided at the time an employee’s employment terminates (without offset for the coverage provided pursuant to the previous sentence), under the Employer’s established welfare plans.

This Section 3 to the contrary notwithstanding, to the extent that an Employment Agreement, if any, or such other written agreement between the Executive and the Employer, expressly covers the terms of severance payable, if any, and such other benefits available to the Executive upon termination of his Employment following a Change in Control, such Employment Agreement or other agreement shall govern and supersede the terms of this Agreement if such severance payable or other benefits are more favorable in the aggregate to the Executive than those provided in this Agreement.

4. No Setoff.

(a) The payments and benefits made or provided to the Executive, the Executive’s spouse or other beneficiary under this Agreement shall not be reduced by the amount of any claim of the Employer against the Executive or the Executive’s spouse or other beneficiary for any debt or obligation of the Executive or the Executive’s spouse or other beneficiary to the Employer.

(b) The Executive shall have no duty to seek employment following termination of Employment or otherwise to mitigate damages. The amounts or benefits payable or available to the Executive, the Executive’s spouse or other beneficiary under this Agreement shall not be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.

5. Existing Rights. Any payments and benefits under this Agreement are in lieu of benefits to which the Executive may be entitled under any severance plan or policy of the Employer, but are in addition to any other benefits due to the Executive, the Executive’s spouse or other beneficiaries from the Employer, including, but not limited to, payments under any other welfare or retirement plan maintained by the Employer in which the Executive is or was eligible to participate. No provision in this Agreement shall be construed to reduce or impair the Executive’s rights and benefits under such welfare or retirement plans.

6. Other Termination.

(a) Termination Before Change in Control. If the Executive’s Employment is terminated for any reason before a Change in Control other than as provided in Section 3 above, severance payments, if any, due to the Executive shall be determined under the Employer’s severance plans or policies then in effect, and/or the Executive’s Employment Agreement, if any. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.

(b) Termination for Cause or Without Good Reason. If, not more than six (6) months prior to and in anticipation of, or following a Change in Control, (i) the Executive’s Employment is terminated for Cause by the Board of Directors acting in good faith by written notice by the Employer to the Executive specifying the event relied upon for such termination, or (ii) the Executive terminates the Executive’s Employment without Good Reason, the Executive shall receive the Executive’s Base Salary at the rate then in effect on the date the, Executive’s Employment terminates paid through the date of termination. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.

(c) Death or Disability. If the Executive’s Employment is terminated by reason of death or Disability, the Executive, the Executive’s spouse or other beneficiary, as the case may be, shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.

7. Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event that:

(a) For any event subject to Section 280G(b)(2)(A)(i) of the Code (defined below) occurring on or prior to December 31, 2014:

(i) In the event that the aggregate value, as determined for purposes of Section 280G of the Code, of any payments or benefits of any type by the Employer or any subsidiary of the Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreement or otherwise (“Payments”), would constitute an “excess parachute payment” pursuant to Section 4999 of the Code, and such Payments would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties would be incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Employer an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all income and employment taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any Gross-Up Payment shall be paid by the Employer to the Executive as soon as administratively practicable but in no event later than the earlier of (x) the date such tax under Section 4999 is due to be paid by the Executive (or withheld by the Employer and paid) to the Internal Revenue Service and (y) the end of the Executive’s taxable year following the year in which the Executive remits the Excise Tax to the Internal Revenue Service.

(ii) Section 7(a)(i) to the contrary notwithstanding, if it is determined that the Executive is entitled to a Gross-Up Payment but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 7% of the Payments, then the Payments shall be reduced to the maximum amount that would not result in the imposition of the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments is nonqualified deferred compensation under Section 409A (defined below), then the reduction shall occur in the manner that the Executive elects in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if the Executive fails to elect an order, then the payments to be reduced shall be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, shall be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved.

(iii) The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment (or further payment) by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Executive gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is required). If the Employer notifies the Executive prior to the expiration of such period that it desires to contest such claim, the Executive shall cooperate with the Employer in so contesting; provided, that the Employer shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(iv) If, after the Executive’s receipt of a Gross-Up Payment, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates, the Executive shall promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(b) For any event subject to Section 280G(b)(2)(A)(i) of the Code occurring after December 31, 2014:

(i) The aggregate payments or benefits to be made or afforded to the Executive under the this Agreement or from the Employer in any other manner (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code, or any successor thereto, and

(ii) If such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than the amount that would result in an “excess parachute payment” under Section 280G of the Code, and the Non-Triggering Amount would be greater than the aggregate value of Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount. The application of said Section 280G, and the allocation of the reduction required by this Section, shall be determined by the Employer’s auditors.

8. Beneficiaries. If the Executive is entitled to payments and benefits under the circumstances described above in Section 3, but dies before all amounts payable and benefits available thereunder have been paid or provided, the remaining payments and benefits shall be made or provided to the Executive’s surviving spouse, if any, or other beneficiary designated in a writing delivered to the Employer (and in such form as is prescribed by the Employer). If the Executive has no surviving spouse, and has not designated a beneficiary, the remaining payments shall be made to the Executive’s estate.

9. Full Satisfaction; Waiver and Release. As a condition to receiving the payments and benefits hereunder, the Executive shall within 45 days of Executive’s termination of employment execute (and not revoke) a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Employer, their respective successors, shareholders, officers, trustees, agents and employees, regarding all matters relating to the Executive’s service as an employee of the Employer and to the termination of such relationship. Such claims include, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1962, as amended; the Americans With Disabilities Act of 1990, as amended; the Family Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local statute or ordinance, but exclude claims arising under the ADEA to challenge the provisions of this Section 9, and any claims that arise out of an asserted breach of the terms of this Agreement or claims related to the matters described in Section 5. To the extent required by Section 12(h), any payments or benefits that would otherwise have been made during such 45-day period shall not be made and shall be accumulated and paid in a single lump sum on the expiration of such 45-day period.

10. Assignment. Except as provided above in Section 8, the Employer may not assign this Agreement, or any rights, duties or obligations hereunder, except that the Employer’s rights, duties, and obligations shall be binding obligations of any successor, as provided in Section 2. No interest of the Executive (or the Executive’s spouse or other beneficiary) nor any right to receive any payment or distribution hereunder shall be subject to sale, transfer, assignment, pledge, attachment or garnishment or otherwise be assigned or encumbered. No such interest or right shall be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive (or the Executive’s spouse or other beneficiary), including claims for alimony, child support, separate maintenance and claims in bankruptcy.

11. Source of Payment. The rights created under this Agreement are unfunded promises to provide severance pay and other benefits described herein in the event of the termination of the Executive’s Employment under the circumstances described above in Section 3. The Employer shall not segregate assets for purposes of payment for any amounts due hereunder, nor shall any provision contained herein be interpreted to require the Employer to segregate assets for purposes of providing payment of any benefit hereunder. The Executive, the Executive’s spouse, or other beneficiary shall not have any interest in or right against any specific assets of the Employer, and any rights shall be limited to those of a general unsecured creditor.

12. Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement contains the entire Agreement and understanding between the Employer and the Executive and, except for any employment agreement and stock option agreements, supersedes all other agreements, written or oral, relating to the payment of severance or any other benefit in the event of a Termination of Employment Without Cause or with Good Reason in the event of a Change of Control, as described herein. Any amendment or modification of the terms of this Agreement must be in writing and signed by the Employer and the Executive to have any binding effect upon the parties.

(b) Applicable Law. Except to the extent preempted by federal law, this Agreement is governed by, and shall be construed and interpreted in accordance with the substantive laws of the State of Illinois, not including the choice of law provisions thereof.

(c) No Employment Rights. Nothing contained herein shall be construed to confer upon the Executive any right to continue in the employment of the Employer, or to limit the right of the Employer to terminate the Executive’s employment at any time, with or without Cause, subject to the Executive’s rights hereunder with respect to such termination.

(d) Notices. All notices under this Agreement shall be in writing and shall be deemed to have been made when delivered or mailed by registered, or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Employer shall be sent to:

APAC Customer Services,
2201 Waukegan Road
Suite 300
Bannockburn, IL 60015
Attention: Chief Counsel

All notices to the Executive shall be sent to the Executive’s last known address on the Employer’s records, or such other address as the Executive may furnish to the Employer.

(e) Severability. If any provision contained herein shall be found invalid and unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

(f) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors.

(g) Headings. The headings and subheadings contained in this Agreement are provided solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of any provision of this Agreement.

(h) Section 409A. Notwithstanding anything herein to the contrary:

(i) The parties intend that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Employer of the applicable provision without violating the provisions of Section 409A.

(ii) No amount shall be payable pursuant to Section 8(c) or otherwise upon a termination of the Executive’s employment unless such termination constitutes a separation from service with the Employer under Section 409A. To the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 8(c) herein shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as short-term deferral under Section 409A. To the extent any amounts payable upon the Executive’s separation from service are nonqualified deferred compensation under Section 409A, and if the Executive is at such time a specified employee thereunder, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of the Executive’s separation from service (or until any earlier date of the Executive’s death), upon which date all such postponed amounts shall be paid to the Executive in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether the Executive is a specified employee at the time of the Executive’s separation from service shall made by the Employer in accordance with Section 409A.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer. Any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit under this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive and the Employer have executed as of the date set forth above.

APAC CUSTOMER SERVICES, INC.

By: /s/ Theodore G. Schwartz Theodore G. Schwartz, Chairman of the Board /s/ Kevin T. Keleghan

Kevin T. Keleghan